POWER OF ATTORNEY

By this Power of Attorney given this 10th day of May 2012,  David Woodward, an individual residing at 16 Claremont Road, Windsor, Berkshire, SL4 3AX, authorizes Theodore N. Bobby, Esquire, Executive Vice President and General Counsel of H. J. Heinz Company and Patrick J. Guinee, Esquire, Assistant General Counsel - Corporate & Securities of H. J. Heinz Company, a Pennsylvania corporation with offices located at One PPG Place, Suite 3100, Pittsburgh, Pennsylvania (collectively, the “Attorneys,” and each, individually, the “Attorney”), to perform the following on my behalf:

To prepare, execute, and file on my behalf all Forms 3, 4, and 5, and amendments thereto, necessary or appropriate to comply with Section 16 of the Securities Exchange Act of 1934 (the “Act”) and the rules and regulations promulgated pursuant to the Act.

This Power of Attorney is valid until revoked by me.

I acknowledge that the Attorneys, in serving in such capacity at my request, are not assuming, nor is H. J. Heinz Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ David Woodward
David Woodward